Exhibit 99.5

Index to Consolidated Financial Statements

Tektronix, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Tektronix, Inc.

Beaverton, Oregon

We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries (the “Company”) as of May 26, 2007 and May 27, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal years ended May 26, 2007, May 27, 2006, and May 28, 2005. Our audits also included the consolidated financial statement schedule listed in the Index at Item 15(a)2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries as of May 26, 2007 and May 27, 2006, and the results of their operations and their cash flows for the fiscal years ended May 26, 2007, May 27, 2006, and May 28, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 3 and 5 to the consolidated financial statements, on May 28, 2006, the Company changed its method of accounting for share-based compensation upon the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment. As discussed in Notes 3 and 26 to the consolidated financial statements, on May 26, 2007, the Company changed its method of accounting for defined benefit pension and other postretirement plans upon the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).

As discussed in Note 26, the plan assets of the defined benefit pension plan included investments in real estate, absolute return funds, and private equity valued at $119.9 million, whose fair values have been estimated by management in the absence of readily determinable fair values. Management’s estimates are based on information provided by the fund managers or the general partners. The value of plan assets directly affects funded status of the defined benefit plans recorded in the financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of May 26, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 23, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

July 23, 2007

Tektronix, Inc.

Consolidated Statements of Operations

	For the fiscal years ended
(In thousands, except per share amounts)	May 26, 2007	May 27, 2006	May 28, 2005
Net sales	$1,105,172	$1,039,870	$1,034,654
Cost of sales	444,032	418,428	415,878

Gross profit	661,140	621,442	618,776
Research and development expenses	199,889	183,414	163,474
Selling, general and administrative expenses	341,131	302,344	300,925
Business realignment costs	9,139	9,847	3,100
Acquisition related costs and amortization	7,912	8,567	41,553
Loss (gain) on disposition of assets, net	1,032	(1,433)	(1,700)

Operating income	102,037	118,703	111,424
Interest income	16,649	13,585	17,144
Interest expense	(566)	(483)	(820)
Other non-operating expense, net	(5,285)	(3,377)	(3,564)

Earnings before taxes	112,835	128,428	124,184
Income tax expense	25,564	37,536	45,333

Net earnings from continuing operations	87,271	90,892	78,851
Gain from discontinued operations, net of income taxes	3,137	1,463	2,745

Net earnings	$90,408	$92,355	$81,596

Earnings per share:
Continuing operations—basic	$1.09	$1.09	$0.91
Continuing operations—diluted	$1.07	$1.08	$0.89

Discontinued operations—basic	$0.04	$0.02	$0.03
Discontinued operations—diluted	$0.04	$0.02	$0.03

Net earnings—basic	$1.13	$1.11	$0.94
Net earnings—diluted	$1.11	$1.09	$0.93

Weighted average shares outstanding:

Basic	80,210	83,323	86,803
Diluted	81,815	84,381	88,151

Cash dividends declared per share	$0.24	$0.24	$0.22

The accompanying notes are an integral part of these consolidated financial statements.

Tektronix, Inc.

Consolidated Balance Sheets

(In thousands)	May 26, 2007	May 27, 2006
ASSETS
Current assets:
Cash and cash equivalents	$95,887	$215,587
Short-term marketable investments	87,873	121,346
Trade accounts receivable, net of allowance for doubtful accounts of $3,380 and $3,079, respectively	188,070	174,599
Inventories	176,267	156,351
Other current assets	71,743	69,002

Total current assets	619,840	736,885

Property, plant and equipment, net	129,914	127,510
Long-term marketable investments	174,307	103,839
Deferred tax assets	21,464	—
Goodwill, net	326,468	307,189
Pension asset	32,115	239,128
Other long-term assets	105,190	119,539

Total assets	$1,409,298	$1,634,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$134,349	$133,323
Accrued compensation	75,761	71,718
Deferred revenue	89,340	66,677
Total current liabilities	299,450	271,718

Deferred income taxes	—	65,935
Pension and postretirement benefit liabilities	70,103	78,126
Long-term liabilities	49,899	30,742

Commitments and contingencies (Note 18)	—	—

Shareholders’ equity:
Preferred stock, no par value (authorized 1,000 shares; none issued)	—	—
Common stock, no par value (authorized 200,000 shares; issued and outstanding 78,488 and 83,719, respectively)	539,799	540,718
Retained earnings	545,399	620,465
Accumulated other comprehensive (loss) income	(95,352)	26,386

Total shareholders’ equity	989,846	1,187,569

Total liabilities and shareholders’ equity	$1,409,298	$1,634,090

The accompanying notes are an integral part of these consolidated financial statements.

Tektronix, Inc.

Consolidated Statements of Cash Flows

	For the fiscal years ended
(In thousands)	May 26, 2007	May 27, 2006	May 28, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$90,408	$92,355	$81,596
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of acquisition related intangible assets	24,521	24,121	15,743
Depreciation and amortization expense	29,074	27,977	29,157
Share-based compensation expense	22,722	—	—
Tax benefit of share-based compensation	—	8,401	3,931
Deferred income tax (benefit) expense	(12,125)	12,567	19,323
Gain from discontinued operations	(3,137)	(1,463)	(2,745)
Net loss (gain) on the disposition/impairment of assets	1,032	(1,433)	(2,613)
Write-off of in-process research and development	1,587	365	32,237
Net (gain) loss on the disposition of marketable equity securities	(683)	90	(2,696)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(12,494)	(18,748)	(3,678)
Inventories	(18,352)	(25,253)	(10,970)
Other current assets	(13,054)	10,160	1,794
Accounts payable and accrued liabilities	2,493	17,002	(38,521)
Accrued compensation	4,019	(7,233)	(14,290)
Cash funding for defined benefit plans	—	(54,800)	(49,318)
Deferred revenue	34,582	9,093	16,487
Other long-term assets and liabilities, net	2,158	877	14,891

Net cash provided by continuing operating activities	152,751	94,078	90,328
Net cash (used in) provided by discontinued operating activities	(75)	1,463	—

Net cash provided by operating activities	152,676	95,541	90,328
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(28,069)	(8,040)	(93,949)
Acquisition of property, plant and equipment	(30,076)	(36,283)	(32,464)
Proceeds from the disposition of property and equipment	132	2,495	19,802
Proceeds from the sale of corporate equity securities	4,085	10	4,404
Proceeds from maturities and sales of marketable investments	198,672	185,987	307,859
Purchases of short-term and long-term marketable investments	(232,985)	(66,939)	(108,212)

Net cash (used in) provided by investing activities	(88,241)	77,230	97,440
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	(353)	(425)
Dividends paid	(19,532)	(20,014)	(19,362)
Proceeds from employee stock plans	17,416	52,496	21,157
Repurchase of common stock	(191,105)	(120,794)	(208,427)
Tax benefit of share-based compensation	2,633	—	—
Proceeds from collection of note receivable	3,233	—	—

Net cash used in financing activities	(187,355)	(88,665)	(207,057)

Effect of exchange rate changes on cash	3,220	(159)	1,918

Net (decrease) increase in cash and cash equivalents	(119,700)	83,947	(17,371)
Cash and cash equivalents at beginning of period	215,587	131,640	149,011

Cash and cash equivalents at end of period	$95,887	$215,587	$131,640

The accompanying notes are an integral part of these consolidated financial statements.

Tektronix, Inc.

Consolidated Statements of Shareholders’ Equity

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
(In thousands)	Shares	Amount
Balance May 29, 2004	84,179	$257,267	$748,381	$(135,068)	$870,580
Components of comprehensive income (loss):
Net earnings	—	—	81,596	—	81,596
Minimum pension liability (net of tax of ($15,745))	—	—	—	(24,689)	(24,689)
Currency adjustment	—	—	—	6,935	6,935
Unrealized holding loss (net of tax of ($1,892))	—	—	—	(2,961)	(2,961)

Total comprehensive income					60,881
Dividends paid	—	—	(19,362)	—	(19,362)
Shares issued to employees, net of forfeitures	1,191	21,157	—	—	21,157
Shares issued in Inet acquisition	7,602	247,543	—	—	247,543
Stock options and share rights assumed from Inet acquisition	—	9,979	—	—	9,979
Unearned stock-based compensation from Inet acquisition	—	(3,403)	—	—	(3,403)
Tax benefit of stock option exercises	—	3,931	—	—	3,931
Amortization of stock-based compensation	—	2,944	—	—	2,944
Shares repurchased in open market	(7,828)	(37,532)	(170,895)	—	(208,427)
Balance May 28, 2005	85,144	501,886	639,720	(155,783)	985,823
Components of comprehensive income (loss):
Net earnings	—	—	92,355	—	92,355
Minimum pension liability (net of tax of $ 109,907)	—	—	—	186,960	186,960
Currency adjustment	—	—	—	(4,523)	(4,523)
Unrealized holding loss (net of tax of ($158))	—	—	—	(268)	(268)

Total comprehensive income					274,524
Dividends paid	—	—	(20,014)	—	(20,014)
Shares issued to employees, net of forfeitures	3,316	52,496	—	—	52,496
Shares issued in other acquisitions	87	2,075	—	—	2,075
Tax benefit of stock option exercises	—	8,401	—	—	8,401
Amortization of stock-based compensation	—	5,058	—	—	5,058
Shares repurchased in open market	(4,828)	(29,198)	(91,596)	—	(120,794)
Balance May 27, 2006	83,719	$540,718	$620,465	$26,386	$1,187,569
Components of comprehensive income (loss):
Net earnings	—	—	90,408	—	90,408
Minimum pension liability (net of tax of $ 2,023)	—	—	—	4,541	4,541
Currency adjustment	—	—	—	2,291	2,291
Unrealized holding loss (net of tax of ($800))	—	—	—	(1,418)	(1,418)

Total comprehensive income					95,822
Adjustment to initially apply SFAS No. 158, (net of tax of ($71,441))	—	—	—	(127,152)	(127,152)
Dividends paid	—	—	(19,532)	—	(19,532)
Shares issued to employees, net of forfeitures	1,450	17,912	—	—	17,912
Tax benefit of stock option exercises	—	2,633	—	—	2,633
Amortization of stock-based compensation	—	23,699	—	—	23,699
Shares repurchased in open market	(6,681)	(45,163)	(145,942)	—	(191,105)
Balance May 26, 2007	78,488	$539,799	$545,399	$(95,352)	$989,846

The accompanying notes are an integral part of these consolidated financial statements.

Tektronix, Inc.

Notes to Consolidated Financial Statements

1.	The Company

Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, and semiconductor industries – as well as military/aerospace, consumer electronics, education and a broad range of other industries worldwide. With over 60 years of experience, Tektronix provides general purpose test and measurement; video test, measurement, and monitoring; and communications network management and diagnostic products that enable Tektronix’ customers to design, build, deploy, and manage next-generation global communications networks, computing, pervasive, and advanced technologies. Tektronix derives revenue principally by developing, manufacturing, and selling a broad range of products and related components, support services, and accessories.

Tektronix is organized around two business platforms: the Instruments Business and the Communications Business. The Instruments Business includes general purpose test and measurement products; video test, measurement, and monitoring products; and Maxtek Components Corporation, which manufactures sophisticated hybrid circuits for internal use and for external sale. The Communications Business includes telecommunications network management solutions and services and network diagnostics products.

Tektronix maintains operations and conducts business in four major geographies: the Americas, Europe, the Pacific, and Japan.

2.	Summary of Significant Accounting Policies

Financial statement presentation

The consolidated financial statements include the accounts of Tektronix and its subsidiaries. Intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform to the current period’s presentation with no effect on previously reported earnings. Tektronix’ fiscal year is the 52 or 53 weeks ending the last Saturday in May. Fiscal years 2007, 2006, and 2005 included 52 weeks. Fiscal year 2008 will be the 53 weeks ending May 31, 2008. Unless otherwise stated, all dates and references to years or quarters refer to Tektronix’ fiscal years or fiscal quarters.

Use of estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions, including those used to record the results of discontinued operations, affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the revenues and expenses reported during the period. Examples include revenue recognition; share-based compensation; the allowance for doubtful accounts; product warranty accrual; estimates of contingencies; intangible asset valuation; inventory valuation; pension plan assumptions; the determination of other-than-temporary investment impairments; and the valuation of deferred income taxes and income tax contingencies. Actual results may differ from estimated amounts.

Cash and cash equivalents

Cash and cash equivalents include cash deposits in banks and highly-liquid investments with maturities of three months or less at the time of purchase. Tektronix places its temporary cash investments with high credit quality financial institutions. The majority of cash deposits and temporary cash investments are not covered by available depository insurance.

Trade accounts receivable, net

Trade accounts receivable, which are reduced by an allowance for doubtful accounts, are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is Tektronix’ best estimate of the amount of probable credit losses in the existing accounts receivable. Tektronix determines the allowance for doubtful accounts based on past transactions history, customer specific experience, and other factors.

Marketable investments

Short-term marketable investments include debt securities with maturities of greater than three months at the date of acquisition and less than one year at the balance sheet date. Long-term marketable investments include investments with maturities of greater than one year.

At May 26, 2007 and May 27, 2006, marketable investments were classified as available-for-sale and reported at fair market value with the related unrealized holdings gains and losses excluded from earnings and included, net of deferred income taxes, in Accumulated other comprehensive (loss) income on the Consolidated Balance Sheets. The specific identification method is used to recognize realized gains and losses on the sale of marketable investments.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on a standard cost method, which approximates actual cost on a first-in, first-out basis. Market is determined based on net realizable value. Tektronix’ definitions of materials and work in process have changed and amounts in Note 11 “Inventories” have been updated accordingly. Inventory now transfers from materials to work in process when it is used in production, whereas previously it had been considered work in process when available for production. Tektronix regularly reviews its inventory for obsolete or slow-moving items.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from ten to forty years for buildings and two to seven years for machinery and equipment, and is provided using the straight-line method.

Income taxes

Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current fiscal year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in Tektronix’ consolidated financial statements or tax returns. Deferred income taxes, reflecting the impact of temporary differences between assets and liabilities recognized for financial reporting and tax purposes, are based on tax laws currently enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.

Tektronix is subject to ongoing tax examinations of its tax returns by the Internal Revenue Service (“IRS”) and other tax authorities in various jurisdictions. The liabilities associated with years subject to income tax audits will ultimately be resolved when events such as the completion of audits by the taxing jurisdictions occur. Tektronix believes that an appropriate liability has been established for estimated exposures; however, actual results may differ materially from these estimates. The liabilities are regularly reviewed for their adequacy and appropriateness.

Goodwill and Intangible Assets

Goodwill and intangible assets are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Tektronix performed its annual goodwill impairment analysis during the second quarter of 2007 and identified no impairment. SFAS No. 142 requires purchased intangible assets, other than goodwill, to be amortized over their estimated useful lives, unless an asset has an indefinite life. Purchased intangible assets with finite useful lives are carried at cost less accumulated amortization. Amortization expense is recognized over the estimated useful lives of the intangible assets, mostly over three to five years.

For software-related intangible assets with finite useful lives, Tektronix amortizes the cost over the estimated economic life of the software product and assesses impairment in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” At each balance sheet date, the unamortized cost of the software-related intangible asset is compared to its net realizable value. The net realizable value is the estimated future gross revenues from the software product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support. The excess of the unamortized cost over the net realizable value would then be recognized as an impairment loss. Amortization expense for intangible assets that are software-related developed technology is recorded as Cost of sales on the Consolidated Statements of Operations.

Tektronix does not amortize intangible assets with indefinite useful lives. However, Tektronix reevaluates these intangible assets each reporting period. If Tektronix subsequently determines that a nonamortizable intangible asset has a finite useful life, the intangible asset will be written down to the lower of its fair value or carrying amount and then amortized over its remaining useful life on a prospective basis. Tektronix reviews nonamortizable intangible assets annually for impairment and more frequently if events or circumstances indicate that the intangible asset may be impaired. The impairment test includes a comparison of the fair value of the nonamortizable intangible asset with its carrying value. An impairment loss would be recognized as a charge to continuing operations if the carrying value exceeds the fair value of the nonamortizable intangible asset. The balance of nonamortizable intangible assets of $11.2 million as of May 26, 2007 resulted primarily from the Inet acquisition during the second quarter of 2005. The nonamortizable intangible assets were recorded at their fair values as of the acquisition date and no events or circumstances have arisen that would indicate that the nonamortizable intangible assets may be impaired. Tektronix performs its annual nonamortizable intangible asset impairment test when it completes its annual goodwill impairment test in the second quarter of each fiscal year.

Impairment of long-lived assets

Long-lived assets and intangibles with finite useful lives are reviewed for impairment when events or circumstances indicate costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the pre-tax undiscounted future cash flows expected to be provided by the asset. If impairment exists, the asset is written down to its fair value. Fair value is determined through quoted market values or through the calculation of the pre-tax present value of future cash flows expected to be provided by the asset.

Revenue recognition

Tektronix recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. Delivery is considered to have been met when title and risk of loss have transferred to the customer. These criteria are met for the majority of Tektronix’ product sales at the time the product is shipped. Upon shipment, Tektronix also provides for estimated costs that may be incurred for product warranties and for sales returns. When other significant obligations or acceptance terms remain after products are delivered, revenue is recognized only after such obligations are fulfilled or acceptance by the customer has occurred.

Contracts for network management solution products often involve multiple deliverables. Tektronix determines the fair value of each of the contract deliverables using vendor-specific objective evidence (“VSOE”). VSOE for each element of the contract is based on the price for which Tektronix sells the element on a stand-alone basis. In addition to hardware and software products, elements of the contracts include product support services such as the correction of software problems, hardware replacement, telephone access to Tektronix’ technical personnel and the right to receive unspecified product updates, upgrades and enhancements, when and if they become available. Revenues from these services, including post-contract support included in initial licensing fees, are recognized ratably over the service periods. Post-contract support included in the initial licensing fee is allocated from the total contract amount based on the fair value of these services determined using VSOE. If Tektronix determines that it does not have VSOE on an undelivered element of an arrangement, Tektronix will not recognize revenue until all elements of the arrangement that do not have VSOE are delivered. This occurrence could materially impact Tektronix’ financial results because of the significant dollar amount of many of its contracts and the significant portion of total revenues that a single contract may represent in any particular period.

Revenue earned from service is recognized ratably over the contractual service periods or as the services are performed. Shipping and handling costs are recorded as Cost of sales on the Consolidated Statements of Operations. Amounts billed or collected in advance of the period in which the related product or service qualifies for revenue recognition are recorded as Deferred revenue on the Consolidated Balance Sheets.

Advertising

Advertising production and placement costs are expensed when incurred. Advertising expenses were $13.8 million, $12.8 million and $11.7 million in 2007, 2006, and 2005, respectively.

Environmental costs

Environmental costs are accrued and expensed when environmental assessments are made or remedial efforts are probable and when the related costs can be reasonably estimated. Environmental liability accruals are calculated as the best estimate of costs expected to be incurred or if this estimate can only be identified within a range and no specific amount within that range is determined more likely than any other amount within the range, the minimum of the range is accrued. Actual costs incurred may vary from these estimates due to the inherent uncertainties involved. Accrued environmental costs are recorded in Accounts payable and accrued liabilities on the Consolidated Balance Sheets.

Foreign currency translation

Assets and liabilities of foreign subsidiaries that operate in a local currency environment are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at the average exchange rate during the period. Adjustments arising from the translation of assets and liabilities are accumulated as a separate component of Accumulated other comprehensive (loss) income in Shareholders’ equity on the Consolidated Balance Sheets.

Derivatives

Tektronix utilizes derivative financial instruments, primarily forward foreign currency exchange contracts, to reduce the impact of foreign currency exchange rate risks where natural hedging strategies cannot be effectively employed. The notional or contract amounts of the hedging instruments do not represent amounts exchanged by the parties and, thus, are not a measure of Tektronix’ exposure due to the use of derivatives. Tektronix’ forward exchange contracts have generally ranged from one to three months in original maturity, and no forward exchange contract has had an original maturity greater than one year.

Tektronix does not hold or issue derivative financial instruments for trading purposes. The purpose of Tektronix’ hedging activities is to reduce the risk that the eventual cash flows of the underlying assets, liabilities and firm commitments will be adversely affected by changes in exchange rates. In general, Tektronix’ derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose Tektronix to credit-related losses in the event of nonperformance. However, Tektronix has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be remote.

All derivatives, including foreign currency exchange contracts are recognized on the balance sheet at fair value. Derivatives that do not qualify as hedges for accounting purposes are recorded at fair value through earnings. If a derivative is a hedge for accounting purposes, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of underlying assets or liabilities through earnings or recognized in Accumulated other comprehensive (loss) income until the underlying hedged item is recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value is immediately recognized in earnings. At May 26, 2007, Tektronix did not designate any derivative financial instruments as a hedge for accounting purposes.

3.	Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges….” SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Tektronix adopted SFAS No. 151 beginning with the first quarter of fiscal year 2007 without a material effect on the consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). This pronouncement requires compensation cost relating to share-based payment transactions be recognized in financial statements. Prior to May 28, 2006, Tektronix accounted for stock-based compensation according to Accounting Principles Board Opinion (“APB”) No. 25. On May 28, 2006, Tektronix adopted SFAS No. 123R. See Note 5 “Share-Based Compensation” for a description of the effects on Tektronix’ results of operations and financial position.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3.” SFAS No. 154 supersedes APB No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable. This statement also requires that if an entity changes its method of depreciation, amortization, or depletion for long-lived, nonfinancial assets, the change must be accounted for as a change in accounting estimate. Tektronix adopted SFAS No. 154 beginning with the first quarter of fiscal year 2007 without a material effect on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Tektronix will be required to adopt this interpretation in the first quarter of fiscal year 2008. Management is currently evaluating the requirements of FIN No. 48 and has not yet determined the impact on the consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 regarding the process of quantifying financial statement misstatements. SAB No. 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement. The interpretations in SAB No. 108 contain guidance on correcting errors under the dual approach as well as provide transition guidance for correcting errors. This interpretation does not change the requirements within SFAS No. 154 for the correction of an error on financial statements. Tektronix adopted SAB No. 108 in fiscal year 2007 without a material effect on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies under other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. Tektronix will be required to adopt SFAS No. 157 in the first quarter of fiscal year 2009. Management is currently evaluating the requirements of SFAS No. 157 and has not yet determined the impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This pronouncement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its statement of financial position using prospective application. SFAS No. 158 also requires an employer to recognize changes in that funded status in the year in which the changes occur through comprehensive income. In addition, this statement requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Tektronix adopted this statement on May 26, 2007, the end of fiscal year 2007. See Note 26 “Benefit Plans” for further information.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” This standard permits an entity to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. Tektronix will be required to adopt SFAS No. 159 in the first quarter of fiscal year 2009. Management is currently evaluating the requirements of SFAS No. 159 and has not yet determined the impact on the consolidated financial statements.

4.	Earnings Per Share

Basic earnings per share is calculated based on the weighted average number of common shares outstanding during each period, excluding non-vested shares. Diluted earnings per share is calculated based on these same weighted average shares outstanding plus the effect of potentially dilutive share-based awards as calculated using the treasury stock method. Share-based awards are excluded from the calculation to the extent their effect would be antidilutive.

Earnings per share for fiscal years ended May 26, 2007, May 27, 2006, and May 28, 2005 were as follows:

(In thousands, except per share amounts)	2007	2006	2005
Net earnings	$90,408	$92,355	$81,596

Weighted average shares used for basic earnings per share	80,210	83,323	86,803
Incremental dilutive stock options	1,605	1,058	1,348

Weighted average shares used for diluted earnings per share	81,815	84,381	88,151

Earnings per share:
Net earnings—basic	$1.13	$1.11	$0.94
Net earnings—diluted	$1.11	$1.09	$0.93

Awards of options and nonvested shares representing an additional 8.1 million, 7.2 million, and 4.9 million shares of common stock were outstanding at May 26, 2007, May 27, 2006, and May 28, 2005, respectively, but were not included in the calculation of diluted net earnings per share because their effect would have been antidilutive.

5.	Share-Based Compensation

On May 28, 2006, Tektronix adopted SFAS No. 123R using the modified prospective approach as described in the statement and has not restated prior year results. SFAS No. 123R requires that the fair value for share-based compensation be recognized as an expense over the service period that the awards are expected to vest. For awards granted prior to adoption of SFAS No. 123R, only the unvested portion, on the adoption date, will be recognized as expense over the remaining service period for those awards.

Prior to May 28, 2006, Tektronix accounted for stock options according to APB No. 25. Under APB No. 25, no compensation expense was recognized on Tektronix’ consolidated financial statements upon issuance of employee stock options because the exercise price of the options equaled the market price of the underlying stock on the date of grant. Alternatively, under the fair value method of accounting provided for by SFAS No. 123, “Accounting for Stock-Based Compensation,” the measurement of compensation cost was based on the fair value of employee stock options at the grant date, requiring the use of option pricing models to value the options.

The pro forma impact to both net earnings and earnings per share from calculating stock-based compensation cost consistent with the fair value alternative of SFAS No. 123 was as follows:

(In thousands, except per share amounts)	2006	2005
Net earnings as reported	$92,355	$81,596
Stock compensation cost included in net earnings as reported, net of tax expense of $1,508 and $ 883	3,550	2,061
Stock compensation cost using the fair value alternative, net of tax benefit of $8,141 and $ 7,470	(19,161)	(17,427)

Pro forma net earnings	$76,744	$66,230

Earnings per share:
Basic—as reported	$1.11	$0.94
Basic—pro forma	$0.92	$0.76
Diluted—as reported	$1.09	$0.93
Diluted—pro forma	$0.91	$0.75

Impact of the Adoption of SFAS No. 123R

The adoption of SFAS No. 123R compared to the prior accounting used for share-based compensation had the following impact to results reported for fiscal year ended May 26, 2007:

(In thousands, except per share amounts)	Using APB No. 25	Adjustments for SFAS No. 123R	As Reported
Cost of sales	$443,027	$1,005	$444,032
Research and development expenses	195,627	4,262	199,889
Selling, general, and administrative expenses	331,342	9,789	341,131
Operating income	117,093	(15,056)	102,037
Earnings before taxes	127,891	(15,056)	112,835
Net earnings	$100,859	$(10,451)	$90,408

Earnings per share:
Basic	$1.26	$(0.13)	$1.13
Diluted	$1.23	$(0.12)	$1.11

Cash flows from operating activities	$155,309	$(2,633)	$152,676
Cash flows from financing activities	$(189,988)	$2,633	$(187,355)

During the year ended May 26, 2007, Tektronix recognized compensation expense of $13.7 million for stock options, $7.6 million for restricted shares, and $1.4 million for the employee stock purchase plan. As of May 26, 2007, $1.2 million of share-based compensation has been capitalized in inventory.

Consistent with the fair value calculations used in prior years, Tektronix will continue to use the Black-Scholes valuation model to calculate the fair value for employee stock options. Expense for all share-based awards will be recognized on a straight-line basis, after adjustment for forfeitures in accordance with SFAS No. 123R. As of May 26, 2007, the total unrecognized compensation expense for outstanding awards was $58.7 million, which is expected to be recognized over the weighted average period of 2.70 years.

Valuation Assumptions

Tektronix uses the Black-Scholes valuation model to calculate the fair value for employee stock options. The Black-Scholes valuation model includes assumptions for expected life, risk-free interest rate, volatility, and dividend yields. Expected life is the weighted average length of time that options are outstanding before they are exercised. Historic exercise behavior, vesting periods, and the weighted average remaining contractual life of outstanding options are all considered in the calculation of expected life. The risk-free interest rates are equal to the U.S. Treasury yield curve rates, of the same expected life, at grant. Stock price volatility for Tektronix is based on historic volatility and is calculated using weekly stock prices for a time period similar to the expected life of the option being valued. The weighted average estimated fair values of options granted during 2007, 2006, and 2005 were $8.64, $9.30, and $9.48 per share, respectively.

The weighted average assumptions used in the Black-Scholes model to estimate the fair values of options granted for years ended May 26, 2007, May 27, 2006, and May 28, 2005 were as follows:

	2007	2006	2005
Expected life in years	4.2	5.1	5.1
Risk-free interest rate	4.75%	4.18%	3.68%
Volatility	30.85%	31.55%	32.76%
Dividend yield	0.83%	0.85%	0.82%

Stock Plans

Tektronix maintains stock incentive plans for selected employees. As of May 26, 2007, there were 15.9 million shares reserved for all stock compensation, of which 11.0 million were reserved for issuance for outstanding options and restricted share units, 0.7 million for outstanding stock options converted in connection with the Inet acquisition, 0.9 million for the Employee Stock Purchase Plan, and 3.3 million available for future grants. Under the terms of the stock incentive plans, stock options are granted at an option price not less than the market value at the date of grant. Options granted generally vest over four years and expire ten years from grant date. Restricted shares are valued at market value as of the date of grant and generally vest over four years. In 2007, Tektronix, as authorized under the current stock incentive plans, began granting restricted share units to select employees. Similar to restricted shares, restricted share units generally vest over four years and, upon vesting, are settled with shares of Tektronix common stock. Restricted share units are valued using the market value as of the grant date, reduced for dividends not paid prior to vesting. In accordance with Oregon corporate law, Tektronix is not able to retain treasury shares of common stock and, as a result, all stock plan awards are settled with newly issued shares.

The following is a summary of the stock compensation plans as of May 26, 2007:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights, and Restricted Stock Units (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights, and Restricted Stock Units (b)	Number of Securities Remaining Available for Future Issuance (excluding shares listed in (a)) (c)
Equity Compensation Plans Approved by Shareholders
2005 Stock Incentive Plan	1,356,723	$29.77	1,149,680
2002 Stock Incentive Plan	5,893,154	$26.02	2,103,945
1998 Stock Option Plan	1,118,755	$22.62	—
1989 Stock Incentive Plan	2,624,971	$29.43	—
Employee Stock Purchase Plan (1)	—	n/a	921,813
Equity Compensation Plan Not Approved by Shareholders
2001 Stock Option Plan (2)	23,637	$25.69	—

Total (3)	11,017,240	$26.95	4,175,438

(1)	As of May 26, 2007 employees had contributed $3.4 million for the purchase period ending July 13, 2007. Contributions are held as cash until the last day of the purchase period when shares are purchased by the employees.
(2)	This plan was adopted by the Board of Directors for the sole purpose of making grants to new non-officer employees who join the Company as a result of acquisitions, and grants were limited to such non-officer employees. Options with a term of 10 years were granted at fair market value at the time of grant. The terms of the options are substantially the same as the options granted under plans approved by shareholders. The Board of Directors terminated this Plan in March 2005, therefore there will be no further grants.
(3)	These totals do not include information relating to the Inet Stock Option Plan, which was approved by the shareholders of Inet Technologies, Inc. and assumed by Tektronix in a transaction approved by shareholders of Inet. No additional grants will be made under this plan. The applicable information for the Inet Stock Option Plan is as follows: (i) 678,154 securities are issuable upon exercise of outstanding options and 2,090 rights; (ii) the average exercise price of such outstanding options is $ 60.27; and (iii) no securities are available for future issuance.

Share-Based Payment Award Activity

Stock option activity for the years ended May 26, 2007, May 27, 2006, and May 28, 2005 was as follows:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at May 30, 2004	11,215	$25.16

Granted	4,377	36.89
Exercised	(819)	19.49
Forfeited	(373)	24.98
Expired	(223)	77.03

Outstanding at May 28, 2005	14,177	$28.29

Granted	875	28.63
Exercised	(2,201)	20.93
Forfeited	(475)	27.07
Expired	(442)	36.36

Outstanding at May 27, 2006	11,934	$29.06

Granted	778	28.85
Exercised	(592)	20.55
Forfeited	(225)	28.45
Expired	(232)	43.33

Outstanding at May 26, 2007	11,663	$29.20	6.01	$43,277

Exercisable at May 26, 2007	8,583	$29.14	5.27	$39,878

The following table summarizes information about options outstanding and exercisable at May 26, 2007:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Shares in Thousands	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Shares in Thousands	Weighted Average Exercise Price
$10.97 – $ 20.06	2,392	4.53	$18.15	2,392	$18.15
20.08 – 28.57	1,857	5.19	24.43	1,695	24.34
28.58 – 28.69	2,161	7.59	28.69	1,049	28.69
28.70 – 31.55	3,162	7.70	30.49	1,503	31.21
$31.64 – $ 176.32	2,091	4.26	44.67	1,944	45.49

	11,663	6.01	$29.20	8,583	$29.14

During the years ended May 26, 2007, May 27, 2006, and May 28, 2005, the total intrinsic value of options exercised was $5.3 million, $24.8 million, and $10.1 million, respectively and Tektronix realized a tax benefit of $1.9 million, $8.2 million, and $3.9 million from those exercises, respectively.

Restricted share and restricted share unit activity for the years ended May 26, 2007, May 27, 2006, and May 28, 2005 was as follows:

	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Nonvested shares at May 30, 2004	96	$31.33
Granted	167	29.04
Vested	(17)	31.55
Forfeited	(8)	29.76

Nonvested shares at May 28, 2005	238	$29.77
Granted	811	29.54
Vested	(69)	30.16
Forfeited	(32)	27.66

Nonvested shares at May 27, 2006	948	$29.62
Granted	683	28.83
Vested	(226)	29.72
Forfeited	(47)	29.47

Nonvested shares at May 26, 2007	1,358	$29.22

The total fair value of shares vested during the years ended May 26, 2007, May 27, 2006, and May 28, 2005 was $6.4 million, $2.1 million, and $0.5 million, respectively.

Employee Stock Purchase Plan

During 2001, Tektronix initiated the Employee Stock Purchase Plan (“ESPP”) allowing substantially all regular employees to purchase shares of Tektronix common stock through payroll deductions of up to 10% of their eligible compensation during a six-month period. Plan periods are from January 15 to July 14 and July 15 to January 14. The price an employee pays for the shares is 85% of the fair market value of Tektronix stock on the last day of the period. Under SFAS No. 123R the ESPP is classified as a liability award.

During 2007 and 2006, employees purchased 336,194 and 364,035 shares, respectively, at a price of $23.85 and $20.98 per share, respectively. The total fair value for ESPP shares purchased was $1.4 million, $2.4 million, and $1.0 million in 2007, 2006, and 2005, respectively.

6.	Acquisitions

Inet Acquisition

During the second quarter of 2005, Tektronix acquired Inet Technologies, Inc. (“Inet”), a leading global provider of communications software solutions that enable network operators to more strategically and profitably operate their businesses. Inet’s products address next-generation mobile and fixed networks, including mobile data and voice over packet (also referred to as voice over Internet protocol or VoIP) technologies, and traditional networks. Inet’s Unified Assurance Solutions enable network operators to simultaneously manage their voice and data services at the network, service, and customer layers by capturing, correlating, and analyzing network wide traffic in real time. Inet’s diagnostic products assist equipment manufacturers and network operators to quickly and cost effectively design, deploy, and maintain current and next-generation networks and network elements. Through this acquisition Tektronix significantly enhanced its position in the overall network management and diagnostic market and accelerated the delivery of products and solutions for network operators and equipment manufacturers seeking to implement next-generation technologies such as General Packet Radio Service (“GPRS”), Universal Mobile Telecommunications Systems (“UMTS”), and VoIP.

Tektronix acquired all of Inet’s outstanding common stock for $12.50 per share consisting of $6.25 per share in cash and $6.25 per share in Tektronix common stock. The cash consideration of $247.6 million, the value of Tektronix common stock of $247.5 million, and the fair values of stock options and restricted share rights assumed are included in the purchase price that was allocated to the underlying assets acquired and liabilities assumed based on their estimated fair values. The purchase price allocation is subject to further changes primarily related to resolution of tax contingencies associated with ongoing tax audits for pre-acquisition periods. The purchase price and resulting allocation to the underlying assets acquired, net of deferred income taxes, are presented below as of May 26, 2007.

The following table presents the total purchase price (in thousands):

Cash paid	$247,561
Stock issued	247,543
Stock options assumed	9,658
Restricted share rights assumed	321
Transaction costs	5,224
Unearned stock-based compensation	(3,403)
Liabilities assumed	36,735

Total purchase price	$543,639

The following table presents the allocation of the purchase price to the assets acquired, net of deferred income taxes, based on their fair values (in thousands):

Cash and cash equivalents	$158,821
Accounts receivable	18,504
Inventories	18,025
Tax benefit from transaction costs	644
Other current assets	6,708
Property, plant, and equipment	10,662
Intangible assets	121,953
Goodwill	220,218
Other long term assets	811
In-process research and development	32,237
Deferred income taxes	(44,944)

Total assets acquired, net of deferred income taxes	$543,639

The excess of the purchase price over the fair value of the net assets acquired resulted in goodwill of $220.2 million. Management believes that the primary factors contributing to a purchase price that resulted in this amount of goodwill were synergies between the acquired business and portions of the pre-existing Tektronix business, as well as barriers to entry previously established by Inet in this specialty product field. Synergies include the combined entities’ ability to provide a broader product and solution offering and the ability to share technology development across these products. Barriers to entry include the significant levels of infrastructure required in this product field and a history of success related to product installation, around the clock maintenance, and the know-how to understand complex customer telecommunication networks.

The following table presents the details of the intangible assets purchased in the Inet acquisition as of May 26, 2007:

(In thousands)	(In years) Weighted Average Useful Life	Cost	Accumulated Amortization	Net
Developed technologies	4.8	$87,004	$(49,322)	$37,682
Customer relationships	4.8	22,597	(12,845)	9,752
Covenants not to compete	4.0	1,200	(800)	400
Tradename	Not amortized	11,152	—	11,152

Total intangible assets purchased		$121,953	$(62,967)	$58,986

As noted in the table above, $122.0 million of purchase price was allocated to intangible assets including developed technologies, customer relationships, covenants not to compete, and tradenames. $87.0 million of intangible assets purchased related to developed technologies such as hardware platform technology and architecture as well as software architecture and applications. These developed technologies were embedded as the core functionality of the product offering purchased in the acquisition. Management determined that these developed technologies were separable from the purchased entity and that they could be sold, transferred, or licensed. Therefore, the associated value was recognized apart from goodwill as amortizable intangible assets. The associated useful lives of these amortizable intangible assets were determined by management through analysis of the estimated revenues and underlying cash flows expected from these intangible assets including an assessment of broad technological changes and the competitive marketplace.

Amortization expense in 2007, 2006, and 2005 for intangible assets purchased in the Inet acquisition has been recorded on the Consolidated Statements of Operations as follows:

(In thousands)	2007	2006	2005
Cost of sales	$18,495	$18,495	$12,329
Acquisition related costs and amortization	5,117	5,117	3,414

Total	$23,612	$23,612	$15,743

The amortization expense for 2007 and 2006 was for twelve months, but was only for eight months for 2005.

The estimated amortization expense of intangible assets purchased in the Inet acquisition in future years will be recorded on the Consolidated Statements of Operations as follows:

(In thousands)	Cost of Sales	Acquisition Related Costs and Amortization	Total
Year
2008	$16,671	$4,621	$21,292
2009	15,759	4,174	19,933
2010	5,252	1,357	6,609

Total	$37,682	$10,152	$47,834

In 2005, the $32.2 million allocated to the in-process research and development (“IPR&D”) asset was written off at the date of the acquisition in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.” This write-off was included in acquisition related costs and amortization on the Consolidated Statements of Operations. The fair value of IPR&D was based on the net present value of estimated future cash flows. Significant assumptions used in the valuation of IPR&D included a risk adjusted discount rate of 10.2%, revenue and expense projections, development life cycle and future entry of products to the market. As of the acquisition date, there were eight research and development projects in process that were approximately 87% complete. The total estimated cost to complete these projects was approximately $0.8 million at the acquisition date. In the first quarter of 2006, Tektronix had completed these eight research and development projects.

The Consolidated Statements of Operations included the results of operations of Inet since September 30, 2004. The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of Inet had occurred at May 30, 2004, the beginning of Tektronix’ fiscal year 2005.

(In thousands, except per share amounts)	2005
Pro forma
Net sales	$1,071,333
Net earnings	112,338

Earnings per share:
Basic	$1.26
Diluted	$1.24

The $32.2 million write-off of IPR&D in 2005 was excluded from the calculation of net earnings and net earnings per share in the table shown above.

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, and it is not intended to be a projection of future results.

Minacom Acquisition

On November 27, 2006, Tektronix acquired Minacom, a leading provider of active probe test solutions used by telecommunications carriers, cable multi-system operators, wireless and voice over internet protocol providers worldwide. The purchase price was approximately $27.3 million plus assumed liabilities of $1.2 million. The transaction was accounted for by the purchase method of accounting, and accordingly, the results of operations of Minacom have been consolidated in Tektronix’ financial statements from the date of acquisition. Pro forma comparative results of operations are not presented, as they do not materially differ from Tektronix’ reported results of operations.

Acquisition Related Costs and Amortization

The following table presents the activity in acquisition related costs and amortization for 2007, 2006, and 2005:

(In thousands)	2007	2006	2005
Inet acquisition:
Write-off of IPR&D	$—	$—	$32,237
Amortization of acquired intangible assets	5,117	5,117	3,414
Transition costs and other	584	2,294	3,009

Other acquisitions:
Write-off of IPR&D	1,587	365	—
Amortization of acquired intangible assets	334	77	—
Transition costs	290	714	2,893

Acquisition related costs and amortization	$7,912	$8,567	$41,553

7.	Discontinued Operations

Discontinued operations consisted of the following:

(In thousands)	2007	2006	2005
Gain on sale of Color Printing and Imaging Division in 2000 (less applicable income tax expense of $1,764, $42, and $ 1,786)	$3,124	$78	$3,317
Gain (loss) on sale of optical parametric test business in 2003 (less applicable income tax benefit (expense) of ($8), ($338), and $ 113)	15	629	(212)
(Loss) gain on sale of Gage Applied Sciences in 2003 (less applicable income tax benefit (expense) of $0, ($ 408), and $ 182)	(1)	759	(337)
Loss on sale of VideoTele.com in 2003 (less applicable income tax benefit of $1, $1, and $ 13)	(1)	(3)	(23)

Gain from discontinued operations, net of income taxes	$3,137	$1,463	$2,745

Sale of Color Printing and Imaging

On January 1, 2000, Tektronix sold substantially all of the assets of the Color Printing and Imaging Division (“CPID”). Tektronix accounted for CPID as a discontinued operation in accordance with APB No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The sales price was $925.0 million in cash, with certain liabilities of the division assumed by the buyer. During 2000, Tektronix recorded a net gain of $340.3 million on this sale. The net gain was calculated as the excess of the proceeds received over the net book value of the assets transferred, $198.5 million in income tax expense, $60.0 million of contingencies related to the sale, and $14.4 million in transaction and related costs.

Prior to 2007 all but $5.0 million of the $60.0 million contingency related to the sale of the CPID in 2000 had been resolved, either through payment or recognition in net earnings. During 2007, Tektronix recognized a $5.0 million pre-tax gain in discontinued operations related to the sale. Recognition of this $5.0 million gain had previously been deferred as management did not believe that the conditions necessary to recognize this gain existed. During the current year, management determined that persuasive objective evidence supporting the recognition of the $5.0 million pre-tax gain existed, which included a lack of claims activity associated with certain exposures underlying the contingencies, and analysis of the enforceability of potential claims related to this contingency, given the passage of time since the closing of the sale.

8.	Business Realignment Costs

Business realignment costs represent actions to realign Tektronix’ cost structure in response to significant events and primarily include restructuring actions and impairment of assets resulting from reduced business levels or related to significant acquisitions or divestitures. Business realignment actions taken in recent years were intended to reduce Tektronix’ worldwide cost structure across all major functions. Major operations impacted include manufacturing, engineering, sales, marketing, and administrative functions. In addition to severance, Tektronix incurred other costs associated with restructuring its organization, which primarily represented facilities contracts and other exit costs associated with aligning the cost structure to appropriate levels. Restructuring actions can take significant time to execute, particularly if they are being conducted in countries outside the United States. Management believes that the restructuring actions implemented in recent years have resulted in the cost savings anticipated for those actions.

Total business realignment costs were $9.1 million in 2007. During the first quarter of 2007, Tektronix incurred business realignment costs of $2.6 million associated with the acquisition of Inet and actions taken to realize business synergies. Business realignment costs were negligible during the second and third quarters of the current year. However, during the second quarter of this year, Tektronix observed a weakening in the communications market, primarily driven by consolidations of network equipment manufacturers as well as some slowing of capital expenditures by network operators. In the fourth quarter of 2007, Tektronix began to take actions in response to the change in market conditions in order to appropriately align its cost structure to achieve business model goals. Business realignment costs incurred in the fourth quarter of 2007 were $6.3 million. The total business realignment costs of $9.1 million during 2007 included severance and related costs of $9.0 million for 76 employees and $0.1 million for contractual obligations. At May 26, 2007, liabilities remained for the severance and related benefits of 84 employees.

At the end of 2005 and into the first quarter of 2006, Tektronix experienced softening in orders primarily in general purpose product categories. In response, Tektronix took actions to reduce its cost structure. During this time period, Tektronix also took actions to realize business synergies as a result of the acquisition of Inet. Business realignment costs of $9.8 million during 2006 included severance and related costs of $11.1 million for 120 employees, $0.3 million for contractual obligations, and a net $1.6 million credit for currency gains primarily related to the closure of three subsidiaries in Europe. At May 27, 2006, liabilities remained for the severance and related benefits of 41 employees.

Business realignment costs of $3.1 million during 2005 were primarily for severance and related costs for activity in Europe that had been initiated in previous years. For 2005, business realignment costs included severance and related costs of $2.2 million for 37 employees, $0.9 million for contractual obligations, and $0.2 million for accelerated depreciation of assets, offset by a $0.2 million credit from net accumulated currency translation gains. At May 28, 2005, liabilities of $1.3 million remained for the severance and related benefits of 15 employees for actions taken in 2005, 2004, and 2003. The remaining $1.0 million liability was for continuing payments on contractual obligations, some of which span several years.

Activity for the above described actions during 2007 was as follows:

(In thousands)	Balance May 27, 2006	Costs Incurred and Other Adjustments	Cash Payments	Non-cash Adjustments	Balance May 26, 2007
2007 Actions:
Employee severance and related benefits	$—	$8,296	$(2,036)	$26	$6,286
Contractual obligations	—	303	(303)	—	—
Accumulated currency translation loss, net	—	21	—	(21)	—

Total	—	8,620	(2,339)	5	6,286

2006 Actions:
Employee severance and related benefits	4,867	787	(4,600)	(85)	969

Total	4,867	787	(4,600)	(85)	969

2005 Actions:
Employee severance and related benefits	11	—	(11)	—	—

Total	11	—	(11)	—	—

2004 Actions:
Employee severance and related benefits	613	(38)	(330)	—	245

Total	613	(38)	(330)	—	245

2003 and 2002 Actions:
Employee severance and related benefits	3	(3)	—	—	—
Contractual obligations	511	(227)	(284)	—	—

Total	514	(230)	(284)	—	—

Total of all actions	$6,005	$9,139	$(7,564)	$(80)	$7,500

Activity for the above described actions during 2006 was as follows:

(In thousands)	Balance May 28, 2005	Costs Incurred and Other Adjustments	Cash Payments	Non-cash Adjustments	Balance May 27, 2006
2006 Actions:
Employee severance and related benefits	$—	$11,142	$(6,275)	$—	$4,867
Contractual obligations	—	259	(259)	—	—
Accumulated currency translation gain, net	—	(1,603)	—	1,603	—

Total	—	9,798	(6,534)	1,603	4,867

2005 Actions:
Employee severance and related benefits	568	(143)	(414)	—	11
Contractual obligations	103	49	(152)	—	—

Total	671	(94)	(566)	—	11

2004 Actions:
Employee severance and related benefits	681	98	(208)	42	613

Total	681	98	(208)	42	613

2003 and 2002 Actions:
Employee severance and related benefits	2	—	—	1	3
Contractual obligations	926	45	(460)	—	511

Total	928	45	(460)	1	514

Total of all actions	$2,280	$9,847	$(7,768)	$1,646	$6,005

Activity for the above described actions during 2005 was as follows:

(In thousands)	Balance May 29, 2004	Costs Incurred and Other Adjustments	Cash Payments	Non-cash Adjustments	Balance May 28, 2005
2005 Actions:
Employee severance and related benefits	$—	$2,447	$(1,879)	$—	$568
Asset impairments	—	345	—	(345)	—
Contractual obligations	—	525	(639)	217	103
Accumulated currency translation gain	—	(236)	—	236	—

Total	—	3,081	(2,518)	108	671

2004 Actions:
Employee severance and related benefits	5,335	(235)	(4,419)	—	681
Asset impairments	—	(97)	—	97	—
Contractual obligations	409	327	(737)	1	—

Total	5,744	(5)	(5,156)	98	681

2003 Actions:
Employee severance and related benefits	294	(20)	(272)	—	2
Contractual obligations	1,240	35	(479)	109	905

Total	1,534	15	(751)	109	907

2002 Actions:
Employee severance and related benefits	152	9	(161)	—	—
Contractual obligations	54	—	(33)	—	21

Total	206	9	(194)	—	21

Total of all actions	$7,484	$3,100	$(8,619)	$315	$2,280

9.	Marketable Investments

Marketable investments are recorded at fair value with the resulting unrealized gains and temporary losses included, net of tax, in Accumulated other comprehensive (loss) income on the Consolidated Balance Sheets. Fair values of marketable investments are based on quoted market prices. Tax exempt municipal bonds were added to the marketable investments portfolio in 2007.

Realized gains on sales of marketable investments were $0.2 million, $0.3 million, and $1.5 million, respectively for 2007, 2006, and 2005. Realized losses on sales of marketable investments were $0.2 million, $0.5 million, and $2.4 million, respectively, for 2007, 2006, and 2005.

Short-term marketable investments held at May 26, 2007 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Municipal bonds	$72,661	$—	$(16)	$72,645
Certificates of deposit	5,251	1	—	5,252
Corporate notes and bonds	5,210	—	(52)	5,158
U.S. Agencies	4,109	—	(22)	4,087
Asset backed securities	653	—	—	653
Mortgage backed securities	74	—	—	74
U.S. Treasuries	4	—	—	4

Short-term marketable investments	$87,962	$1	$(90)	$87,873

Long-term marketable investments held at May 26, 2007 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Municipal bonds	$80,483	$23	$(242)	$80,264
Asset backed securities	45,378	45	(432)	44,991
Mortgage backed securities	26,172	—	(761)	25,411
Corporate notes and bonds	13,545	—	(365)	13,180
U.S. Agencies	7,049	—	(156)	6,893
U.S. Treasuries	3,656	—	(88)	3,568

Long-term marketable investments	$176,283	$68	$(2,044)	$174,307

Short-term marketable investments held at May 27, 2006 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Asset backed securities	$40,071	$6	$(241)	$39,836
U.S. Agencies	27,340	—	(328)	27,012
Corporate notes and bonds	23,841	9	(67)	23,783
Commercial paper	21,568	—	—	21,568
Mortgage backed securities	6,802	—	(187)	6,615
Certificates of deposit	2,517	—	(2)	2,515
U.S. Treasuries	17	—	—	17

Short-term marketable investments	$122,156	$15	$(825)	$121,346

Long-term marketable investments held at May 27, 2006 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Asset backed securities	$37,595	$—	$(901)	$36,694
U.S. Agencies	13,561	—	(340)	13,221
Corporate notes and bonds	20,223	—	(686)	19,537
Mortgage backed securities	30,252	—	(1,305)	28,947
U.S. Treasuries	5,634	—	(194)	5,440

Long-term marketable investments	$107,265	$—	$(3,426)	$103,839

Contractual maturities of long-term marketable investments at May 26, 2007 will be as follows:

(In thousands)	Amortized Cost Basis
After 1 year through 5 years	$150,111
Mortgage backed securities	26,172

$176,283

Tektronix reviews investments in debt and equity securities for other than temporary impairment whenever the fair value of an investment is less than amortized cost and evidence indicates that an investment’s carrying amount is not recoverable within a reasonable period of time. In the evaluation of whether an impairment is other-than-temporary, Tektronix considers the reasons for the impairment, its ability and intent to hold the investment until the market price recovers or the investment matures, compliance with its investment policy, the severity and duration of the impairment, and expected future performance. As Tektronix primarily invests in high quality debt securities, unrealized losses are largely driven by increased market interest rates. These unrealized losses were not significant on an individual investment security basis. Based on this evaluation, no impairment was considered to be other-than-temporary.

The following table presents the market value of marketable investments with continuous unrealized losses at May 26, 2007:

	12 months or more		Less than 12 months		Total
(In thousands)	Gross Estimated Market Value	Unrealized Losses	Gross Estimated Market Value	Unrealized Losses	Gross Estimated Market Value	Unrealized Losses
Asset backed securities	$38,577	$(432)	$1,539	$—	$40,116	$(432)
Mortgage backed securities	24,724	(759)	760	(2)	25,484	(761)
Municipal bonds	—	—	80,302	(257)	80,302	(257)
Corporate notes and bonds	18,338	(418)	—	—	18,338	(418)
U.S. Agencies	10,980	(178)	—	—	10,980	(178)
U.S. Treasuries	3,572	(88)	—	—	3,572	(88)

Total	$96,191	$(1,875)	$82,601	$(259)	$178,792	$(2,134)

10.	Concentrations of Risk

Credit Risk

Financial instruments that potentially subject Tektronix to concentrations of credit risk consist principally of trade accounts receivable and marketable investments. The risk is limited due to the large number of entities comprising Tektronix’ customer base and investments, and their dispersion across many different industries and geographies.

Supplier Risk

Tektronix currently buys a significant portion of its circuit boards from two suppliers and a significant portion of its Application Specific Integrated Chips (“ASICs”) from two suppliers. Both circuit boards and ASICs are important components of Tektronix’ products and are built to its specifications. Management believes that other suppliers could build these circuit boards on comparable terms, however there are a limited number of suppliers that could build ASICs to Tektronix’ specifications. A change in suppliers for circuit boards or ASICs could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results.

11.	Inventories

Inventories consisted of the following at May 26, 2007 and May 27, 2006:

(In thousands)	2007	2006
Materials	$58,312	$58,237
Work in process	23,957	22,678
Finished goods	93,998	75,436

Inventories	$176,267	$156,351

12.	Other Current Assets

Other current assets consisted of the following at May 26, 2007 and May 27, 2006:

(In thousands)	2007	2006
Current deferred tax asset	$37,953	$45,686
Prepaid expenses	17,322	12,776
Income taxes receivable	5,160	1,772
Other receivables	9,555	8,343
Notes receivable	1,151	12
Other current assets	602	413

Other current assets	$71,743	$69,002

13.	Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following at May 26, 2007 and May 27, 2006:

(In thousands)	2007	2006
Land	$698	$698
Buildings	140,528	135,727
Machinery and equipment	266,595	258,137
Accumulated depreciation and amortization	(277,907)	(267,052)

Property, plant and equipment, net	$129,914	$127,510

Depreciation and amortization expense for property, plant and equipment for 2007, 2006, and 2005 was $28.7 million, $27.6 million, and $28.4 million, respectively.

14.	Goodwill, Net

Goodwill and intangible assets are accounted for in accordance with SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets.” Accordingly, Tektronix does not amortize goodwill from acquisitions, but continues to amortize other acquisition related intangibles.

Tektronix performed its annual goodwill impairment analysis during the second quarter of 2007 and identified no impairment. The impairment review is based on a discounted cash flow approach that uses estimates of future market share and revenues and costs for the reporting units as well as appropriate discount rates. The estimates used are consistent with the plans and estimates that Tektronix uses to manage the underlying businesses. However, if Tektronix fails to deliver new products for these groups, if the products fail to gain expected market acceptance, or if market conditions in the related businesses are unfavorable, revenue and cost forecasts may not be achieved, and Tektronix may incur charges for impairment of goodwill.

Changes in goodwill, net, for continuing operations during fiscal years ended May 26, 2007 and May 27, 2006 were as follows (in thousands):

Balance at May 28, 2005	$301,934
Inet purchase price adjustment	(1,230)
Other acquisitions	7,428
Currency translation	(943)

Balance at May 27, 2006	$307,189
Other acquisitions	18,817
Inet purchase price adjustment	565
Currency translation	(103)

Balance at May 26, 2007	$326,468

Goodwill at May 26, 2007 consisted primarily of $220.2 million from the acquisition of Inet.

15.	Other Long-Term Assets

Other long-term assets consisted of the following at May 26, 2007 and May 27, 2006:

(In thousands)	2007	2006
Intangibles, net	$70,253	$86,805
Notes, contracts and leases	18,873	18,476
Corporate equity securities	1,139	8,923
Other long-term assets	14,925	5,335

Other long-term assets	$105,190	$119,539

Intangibles, net included $59.0 million as of May 26, 2007 and $82.6 million as of May 27, 2006, resulting from the acquisition of Inet in the second quarter of 2005, as described in Note 6 “Acquisitions.”

Intangibles, net as of May 26, 2007 also included $6.4 million from the acquisition of Minacom during 2007. These intangibles included $3.0 million for developed technology with average useful lives of 4.1 years and $2.9 million for customer relationships with a 6 year useful life.

Amortization expense for intangible assets for 2007, 2006, and 2005 was $24.9 million, $24.5 million, and $16.5 million, respectively.

Accumulated amortization for intangible assets as of May 26, 2007 and May 27, 2006 was $68.8 million and $44.1 million, respectively.

Corporate equity securities are classified as available-for-sale and reported at fair value. The related unrealized holding gains and temporary losses are excluded from earnings and included, net of tax, in Accumulated other comprehensive (loss) income on the Consolidated Balance Sheets. Corporate equity securities classified as available-for-sale and the related unrealized holding gains at May 26, 2007 and May 27, 2006 were as follows:

(In thousands)	2007	2006
Cost basis of corporate equity securities	$881	$4,282
Gross unrealized holding gains	258	4,641

Fair value of corporate equity securities	$1,139	$8,923

The decrease in corporate equity securities was primarily due to sales of shares of common stock of equity investments.

16.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at May 26, 2007 and May 27, 2006:

(In thousands)	2007	2006
Trade accounts payable	$38,038	$50,910
Other accounts payable	45,381	44,719

Accounts payable	83,419	95,629
Income taxes payable	24,664	16,181
Contingent liabilities (Note 18)	8,105	8,785
Product warranty accrual (Note 24)	7,243	5,798
Accrued expenses and other liabilities	10,918	6,930

Accrued liabilities	50,930	37,694

Accounts payable and accrued liabilities	$134,349	$133,323

Other accounts payable includes employee benefits liabilities and other miscellaneous non-trade payables.

At May 26, 2007, Tektronix maintained unsecured bank credit facilities totaling $75.6 million, of which $62.8 million was unused. These facilities do not have an expiration date or a fixed interest rate. In addition, no covenants are required by the banks.

17.	Long-Term Liabilities

Long-term liabilities consisted of the following at May 26, 2007 and May 27, 2006:

(In thousands)	2007	2006
Deferred compensation	$18,617	$14,584
Other long-term liabilities	31,282	16,158

Long-term liabilities	$49,899	$30,742

18.	Commitments and Contingencies

Commitments

Tektronix leases a portion of its capital equipment and certain of its facilities under operating leases that expire at various dates. Rental expense was $23.4 million, $22.9 million, and $20.8 million in 2007, 2006, and 2005, respectively. In addition, Tektronix is a party to long-term or minimum purchase agreements with various suppliers and vendors. The future minimum obligations under operating leases and purchase commitments as of May 26, 2007 were:

(In thousands)	Operating Leases	Purchase Commitments
Year
2008	$25,183	$104,670
2009	20,217	3,015
2010	16,871	862
2011	3,981	—
2012	1,909	—
Future years	924	3,747

Total	$69,085	$112,294

Contingencies

As of May 26, 2007, Tektronix had $8.1 million of contingencies recorded in Accounts payable and accrued liabilities on the Consolidated Balance Sheets, which consisted of $6.6 million for environmental exposures and $1.5 million for other contingent liabilities. It is reasonably possible that management’s estimates of contingencies could change in the near term and that such changes could be material to the consolidated financial statements.

Sale of Color Printing and Imaging

As of May 27, 2006 the balance of the contingencies related to the CPID disposition in 2000 was $5.0 million. During 2007, Tektronix recognized a $5.0 million pre-tax gain, in discontinued operations related to the sale. Recognition of this $5.0 million gain had previously been deferred as management did not believe that the conditions necessary to recognize this gain existed. During the current year, management determined that persuasive objective evidence supporting the recognition of the $5.0 million pre-tax gain existed, which included a lack of claims activity associated with certain exposures underlying the contingencies, and analysis of the enforceability of potential claims related to this contingency, given the passage of time since the closing of the sale. See Note 7 “Discontinued Operations” for additional information related to the sale of CPID.

Environmental and Other

The $6.6 million for environmental exposures was specifically associated with the closure and cleanup of a licensed hazardous waste management facility at Tektronix’ Beaverton, Oregon campus. Tektronix established the initial liability in 1998 and bases ongoing estimates on currently available facts and presently enacted laws and regulations. Costs for tank removal and cleanup were incurred in 2001. Costs currently being incurred primarily relate to ongoing monitoring and testing of the site.

Tektronix completed and filed a feasibility study with the Department of Environmental Quality (“DEQ”) during fiscal year 2007. Based on the recommendations in the feasibility study, management’s best estimate of the cost for remediation of the environmental exposure was $6.8 million. The $6.8 million is an increase of $4.8 million over the 2006 estimate of $2.0 million which was the low end of a range of $2.0 million to $10.0 million. Of the $6.8 million, a reserve of $6.6 million remained at the end of 2007. These costs are expected to be incurred over the next several years. Tektronix is currently in the process of revising its feasibility study to address comments from the DEQ. Tektronix expects completion of the revised feasibility study during fiscal year 2008, the result of which could change management’s estimate of the liability. If events or circumstances arise that are unforeseen to Tektronix as of the balance sheet date, actual costs could differ materially from the recorded liability.

The remaining $1.5 million included amounts primarily related to intellectual property, employment issues, and regulatory matters. If events or circumstances arise that are unforeseen to Tektronix as of the balance sheet date, actual costs could differ materially from this estimate.

The U.S. Office of Export Enforcement and the Department of Justice are conducting investigations into Tektronix’ compliance with export regulations with respect to certain sales made in Asia. Tektronix is fully cooperating with the investigations. The government could pursue a variety of sanctions against Tektronix, including monetary penalties and restrictions on its exportation of certain products. Based on the status of the investigations as of the date of this report, Tektronix does not anticipate that the results of the investigations will have a material adverse effect on Tektronix’ business, results of operations, financial condition, or cash flows.

In the normal course of business, Tektronix and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims and various other risks. It is not possible to predict with certainty whether or not Tektronix will ultimately be successful in any of these legal matters or, if not, what the impact might be. However, Tektronix’ management does not expect the results of these legal proceedings to have a material adverse effect on its results of operations, financial position or cash flows.

19.	Fair Value of Financial Instruments

For cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities, and accrued compensation, the carrying amount approximates the fair value because of the immediate or short-term nature of those instruments. Marketable investments are recorded at their fair value based on quoted market prices.

20.	Shareholders’ Equity

Repurchase of Common Stock

Repurchases of Tektronix common stock were made under authorizations totaling $1.25 billion approved by the Board of Directors. The authority to purchase common stock on the open market or through negotiated transactions included authorizations of $550.0 million in 2000, $400.0 million in 2005, and $300.0 million in 2007. The share repurchase authorizations have no stated expiration date.

During 2007, 2006, and 2005, Tektronix repurchased a total of 6.7 million, 4.8 million, and 7.8 million shares, respectively, at an average price per share of $28.61, $25.02, and $26.63, respectively, for $191.1 million, $120.8 million, and $208.4 million, respectively. As of May 26, 2007, Tektronix has repurchased a total of 36.5 million shares at an average price of $24.93 per share totaling $909.1 million under these authorizations. The reacquired shares were immediately retired, in accordance with Oregon corporate law. As of May 26, 2007 $340.9 million remained open under these authorizations.

Subsequent to the end of 2007, the Board of Directors authorized an additional $350.0 million for share repurchases, bringing the total authorization to $1.6 billion.

In addition, in June 2007, Tektronix issued $345.0 million principal amount of convertible notes due on July 15, 2012. The primary use of the proceeds will be for additional repurchases under the share repurchase program and for other corporate purposes. Concurrent with this debt placement, Tektronix repurchased 3.2 million shares of common stock, at an average price per share of $34.57, for $110.0 million.

Shareholder Rights Agreement

On June 21, 2000, the Board of Directors adopted a new shareholder rights agreement to replace the 1990 agreement that expired by its terms in September 2000. To implement the new plan, the Board of Directors declared a dividend of one right for each outstanding common share payable to shareholders of record on September 7, 2000. As a result of Tektronix’ two-for-one stock split in October 2000, each outstanding share of common stock and each share issued thereafter, including under the plans, includes one-half of a right. Each right entitles the holder to purchase one one-thousandth of a share of Series B preferred shares at a purchase price of $375, subject to adjustment. The rights become exercisable ten days after a person or group acquires, or commences a tender offer that would result in, beneficial ownership of 15% or more of the outstanding common shares of Tektronix. Upon the occurrence of certain events described in the rights agreement, each right entitles its holder to purchase common shares of Tektronix, or in certain circumstances common shares of the acquiring company, or other property having a value of twice the right’s exercise price.

However, rights that are beneficially owned by an acquiring person become null and void. The rights may be redeemed at a price of $0.001 per right at any time before a person becomes an acquiring person, and any time after a person becomes an acquiring person, Tektronix may exchange each right at a ratio of one common share, or one one-thousandth of a preferred share, per right. The rights expire on September 7, 2010.

Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income consisted of the following components, net of tax:

(In thousands)	2007	2006	2005
Foreign currency translation	$39,895	$37,604	$42,127
Unrealized holding gains on available-for-sale securities	(1,159)	259	527
Additional minimum pension liability	—	(11,477)	(198,437)
Benefit plan obligations	(134,088)	*	*

Total accumulated other comprehensive (loss) income	$(95,352)	$26,386	$(155,783)

*	With the adoption of SFAS No. 158 at May 26, 2007, certain information for 2006 and 2005 was not previously applicable.

21.	Derivative Financial Instruments and Hedging Activities

Tektronix’ activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates. The financial exposures are monitored and managed by Tektronix as an integral part of its overall risk management program. Tektronix’ risk management program seeks to reduce the potentially adverse effects that the volatility of the markets may have on its operating results. Tektronix maintains a foreign currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings and cash flows caused by volatility in currency exchange rates. By using derivative financial instruments to hedge exposures to changes in exchange rates, Tektronix exposes itself to counterparty credit risk. Tektronix manages exposure to counterparty credit risk by entering into derivative financial instruments with highly rated institutions that can be expected to fully perform under the terms of the agreement.

Tektronix accounts for derivative financial instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the consolidated statement of operations to the extent effective and requires that Tektronix formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

Tektronix utilizes foreign currency forward contracts to partially or fully offset the risk associated with the effects of certain non-functional currency assets and liabilities. As a result, increases or decreases to these balances due to foreign exchange rate changes are offset by gains and losses on the forward contracts. Tektronix does not use forward contracts for trading purposes. All foreign currency balances and all outstanding forward contracts are marked-to-market at the end of the period with unrealized gains and losses included in Tektronix’ consolidated statements of operations.

Net foreign exchange transaction gains and losses were not material for 2007, 2006, and 2005. Tektronix held forward contracts with notional amounts totaling $35.5 million and $37.9 million at May 26, 2007 and May 27, 2006, respectively.

22.	Business Segments

Tektronix derives revenue principally by developing, manufacturing, and selling a broad range of test, measurement and monitoring products in two primary segments that have similar economic characteristics as well as similar customers, production processes, and distribution methods. Accordingly, Tektronix reports as a single segment.

(In thousands)	2007	2006	2005
Consolidated net sales to external customers by groups of similar products:
Instruments Business	$843,660	$788,773	$812,692
Communications Business	261,512	251,097	221,962

Net sales	$1,105,172	$1,039,870	$1,034,654

Consolidated net sales to external customers by region:
The Americas
United States	$412,951	$361,688	$392,755
Other Americas	31,503	30,449	31,843
Europe	282,959	286,756	241,823
Pacific	223,464	196,759	198,911
Japan	154,295	164,218	169,322

Net sales	$1,105,172	$1,039,870	$1,034,654

Long-lived assets:
United States	$451,239	$679,301	$447,860
International	142,448	114,065	109,905
Long-term marketable investments	174,307	103,839	226,892
Deferred tax assets	21,464	—	56,560

Long-lived assets	$789,458	$897,205	$841,217

23.	Other Non-Operating Expense, Net

(In thousands)	2007	2006	2005
Gain (loss) on sale of corporate equity securities	$683	$(90)	$2,696
Gain (loss) on disposition of financial assets	38	35	(825)
Currency gains (losses)	144	(259)	(1,047)
Other expense, net	(6,150)	(3,063)	(4,388)

Other non-operating expense, net	$(5,285)	$(3,377)	$(3,564)

In 2007, Tektronix sold 1.9 million shares of common stock of Tut Systems, Inc., and 0.2 million shares of common stock of Merix Corporation. Net proceeds from the sales were $4.1 million, which resulted in a realized gain of $0.7 million.

In 2005, Tektronix sold 1.4 million shares of common stock of Tut Systems, Inc. Net proceeds from the sale were $4.4 million, which resulted in a realized gain of $2.7 million.

Other expense, net, includes items such as planned environmental remediation activity, rental income, miscellaneous fees, and charitable contributions. In 2007, Tektronix recorded $5.5 million related to environmental exposures in other expense, net.

24.	Product Warranty Accrual

Tektronix’ product warranty accrual, included in Accounts payable and accrued liabilities on the Consolidated Balance Sheets, reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty accrual based on historical experience and other currently available evidence.

Changes in the product warranty accrual were as follows (in thousands):

Balance, May 28, 2005	$6,508
Warranty parts and service provided	(9,777)
Provision for warranty expense	9,067

Balance, May 27, 2006	5,798
Warranty parts and service provided	(11,305)
Provision for warranty expense	12,750

Balance, May 26, 2007	$7,243

25.	Income Taxes

Income tax expense consisted of:

(In thousands)	2007	2006	2005
Current:
Federal	$26,001	$17,790	$15,910
State	631	1,086	3,360
Non - U.S.	11,057	13,026	6,740

	37,689	31,902	26,010
Deferred:
Federal	(11,539)	9,799	21,003
State	(2,784)	532	(817)
Non - U.S.	2,198	(4,697)	(863)

	(12,125)	5,634	19,323

Total income tax expense	$25,564	$37,536	$45,333

Income tax expense differs from the amounts that would result by applying the U.S. statutory rate to earnings before taxes. A reconciliation of the difference is:

(In thousands)	2007	2006	2005
Income taxes based on U.S. statutory rate	$39,492	$44,950	$43,464
State income taxes, net of U.S. tax	171	1,052	1,653
Extraterritorial income exclusion	(2,663)	(3,150)	(2,504)
Changes in valuation allowance	(165)	(4,838)	(16,664)
Reversal of prior fiscal years’ provisions	(5,915)	(2,005)	—
Nondeductible charge for in-process R&D	—	128	11,283
Domestic manufacturer’s deduction	(749)	(1,193)	—
Change in state and local tax rate	(1,570)	2,355	—
Tax exempt interest income	(1,156)	—	—
Enactment of Tax Relief and Health Care Act of 2006	(2,392)	—	—
Other – net	511	237	8,101

Total income tax expense	$25,564	$37,536	$45,333

The reconciliations above reflect permanent items that impact the provisions. Items that increase provisions include state income taxes and various nondeductible expenses, whereas items that decrease the provisions include the extraterritorial income exclusion, various tax credits, tax exempt interest income, reductions in valuation allowances and reversals of prior fiscal years’ provisions.

During 2005, $11.3 million was not recognized as a tax benefit since this resulted from the write-off of IPR&D from the Inet acquisition. Income tax expense for 2005 included $8.1 million of other provisions largely for taxes on unremitted earnings of foreign subsidiaries and tax contingencies related to research and development tax credits, net operating loss carryforwards and other non-deductible items, partially offset by a favorable adjustment from the prior fiscal year income tax return. In addition, income tax expense for 2005 also included a benefit of $16.7 million associated with the reduction of the valuation allowance maintained on certain deferred tax assets. The reduction was primarily the result of the utilization of foreign tax credit carryovers during the year.

Tax benefits of $2.6 million, $8.4 million and $3.9 million associated with share-based compensation were allocated to common stock in 2007, 2006, and 2005, respectively.

Net deferred tax assets and liabilities are included in the following Consolidated Balance Sheet line items:

(In thousands)	2007	2006
Other current assets	$37,953	$45,686
Deferred tax assets	21,464	—
Accounts payable and accrued liabilities	(1,119)	—
Deferred income taxes	—	(65,935)

Net deferred tax assets (liabilities)	$58,298	$(20,249)

The temporary differences and carryforwards that gave rise to deferred tax assets and liabilities were as follows:

(In thousands)	2007	2006
Deferred tax assets:
Reserves and other liabilities	$31,401	$41,585
Accrued pension obligation	1,084	—
Share-based compensation – SFAS No. 123R	4,440	—
Accumulated depreciation	14,245	11,211
Inventory	11,483	8,834
Net operating loss carryforwards	9,692	10,769
Other credit carryforwards	1,721	2,922
Accrued postretirement benefits	4,811	5,219
Lease obligation	1,643	2,393
Restructuring costs and separation programs	391	522
Unrealized gains on marketable equity securities	1,100	297

Gross deferred tax assets	82,011	83,752
Less: valuation allowance	(1,516)	(1,681)

Deferred tax assets	$80,495	$82,071

Deferred tax liabilities:
Accrued pension obligation	$—	$(71,775)
Intangibles	(22,197)	(30,330)
Software development costs	—	(215)

Deferred tax liabilities	(22,197)	(102,320)

Net deferred tax assets (liabilities)	$58,298	$(20,249)

At May 26, 2007, there were $1.7 million of other credit carryforwards comprising primarily international and state tax credits, which expire by fiscal year 2014. In addition, there were $40.5 million of international net operating losses with a deferred tax value of $9.0 million, $3.7 million of which expire by fiscal year 2013 and $5.3 million of which can be carried forward indefinitely. Further, there were $13.6 million of state net operating losses with a deferred tax value of $0.7 million, which expire by fiscal year 2024. Tektronix has a $1.5 million valuation allowance in place against certain international tax credits, state tax credits, and international net operating losses.

Tektronix maintains reserves for estimated tax exposures in jurisdictions of operation. These tax jurisdictions include federal, state and various international tax jurisdictions. Significant income tax exposures include potential challenges of research and experimentation credits, export-related tax benefits, disposition transactions and intercompany pricing. Exposures are settled primarily through the settlement of audits within these tax jurisdictions, but can also be affected by changes in applicable tax law or other factors, which could cause Tektronix’ management to believe a revision of past estimates is appropriate.

In April 2005, Tektronix reached a preliminary agreement with the Internal Revenue Service (“IRS”) with respect to its examination of Tektronix’ fiscal years 2001, 2002, and 2003. At that time, Tektronix made a payment of $12.7 million with respect to this audit. In August 2005, Tektronix was notified that the congressional Joint Committee on Taxation had completed its review and had accepted the conclusions contained in the IRS Audit Report associated with the examination of those years. The settlement of this audit resulted in a net decrease of approximately $2.0 million of related reserves in the first quarter of 2006.

During 2007, the estimate of prior years’ exposures was reduced by $5.9 million to reflect the results of tax audits that concluded during the fiscal year, including the IRS examination of Tektronix’ fiscal years 2004 and 2005.

Management believes that an appropriate liability has been established for estimated exposures; however, actual results may differ materially from these estimates.

26.	Benefit Plans

Tektronix sponsors one IRS-qualified defined benefit plan, the Tektronix Cash Balance pension plan, and one non-qualified defined benefit plan, the Retirement Equalization Plan, for eligible employees in the United States. Employees hired after July 31, 2004 do not participate in the U.S. Cash Balance pension plan. Tektronix also sponsors defined benefit pension plans in Germany, the United Kingdom, Japan, and Taiwan. During 2007, Tektronix settled the Netherlands pension plan resulting in a $1.5 million settlement gain. Tektronix also provides postretirement life insurance benefits to all current employees and provides certain retired and active employees with postretirement health care benefits. The pension plans have a fiscal year end measurement date.

Adoption of SFAS No. 158

SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R),” requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its statement of financial position using prospective application. SFAS No. 158 also requires an employer to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

Tektronix adopted SFAS No. 158 in fiscal year 2007. Upon adoption, Tektronix recorded an after-tax adjustment of $127.2 million to the ending balance of accumulated other comprehensive loss for pension and postretirement benefit plans. The accumulated other comprehensive loss, before tax, consisted of $216.5 million of unrecognized actuarial loss, $5.6 million of unrecognized prior service benefit, and $0.4 million of unrecognized transition obligation for pension and postretirement benefit plans.

The following table provides the incremental effect of applying SFAS No. 158 on the Consolidated Balance Sheets as of May 26, 2007 for pension and postretirement benefit plans:

(In thousands)	Before Application of SFAS No. 158	Adjustments due to SFAS No. 158	After Application of SFAS No. 158
Pension asset	$240,428	$(208,313)	$32,115
Deferred tax (liabilities) assets	(49,977)	71,441	21,464
Total assets	$1,546,170	$(136,872)	$1,409,298
Accounts payable and accrued liabilities	$131,463	$2,886	$134,349
Pension and postretirement benefit liabilities	82,709	(12,606)	70,103
Total liabilities	$429,172	$(9,720)	$419,452
Accumulated other comprehensive income (loss)	$31,800	$(127,152)	$(95,352)
Total shareholders’ equity	$1,116,998	$(127,152)	$989,846

Pension and Postretirement Benefit Plans

The following table provides information about changes in the benefit obligation and fair value of plan assets, a statement of the funded status, and amounts recognized on the Consolidated Balance Sheets and in accumulated other comprehensive loss:

(In thousands)	Pension Benefits 2007	Pension Benefits 2006		Postretirement Benefits 2007	Postretirement Benefits 2006
Change in benefit obligation:
Beginning balance	$702,621		$728,739	$15,144		$16,261
Service cost	7,763		7,050	79		96
Interest cost	39,159		36,624	895		856
Actuarial loss (gain)	12,510		(22,110)	817		(394)
Curtailment/settlement	(42,884)		(3,118)	—		—
Plan amendments	(516)		—	—		—
Benefit payments	(43,253)		(46,493)	(1,746)		(1,675)
Exchange rate changes	6,282		1,821	—		—
Participant contributions	110		108	—		—

Ending balance	$681,792		$702,621	$15,189		$15,144

Change in fair value of plan assets:
Beginning balance	$630,330		$543,864	$—		$—
Actual return	100,677		71,387	—		—
Employer contributions	5,259		60,042	1,746		1,675
Benefit payments	(43,253)		(46,493)	(1,746)		(1,675)
Participant contributions	110		108	—		—
Curtailment/settlement	(42,884)		(335)	—		—
Exchange rate changes	4,416		1,757	—		—

Ending balance	$654,655		$630,330	$—		$—

Funded status:
Net underfunded status of the plans	$(27,137)		$(72,291)	$(15,189)		$(15,144)
Unrecognized transition obligation	*		541	*		—
Unrecognized prior service cost	*		(7,337)	*		—
Unrecognized actuarial loss	*		277,237	*		1,038

Net amounts recognized	$(27,137)		$198,150	$(15,189)		$(14,106)

* With the adoption of SFAS No. 158 at May 26, 2007, certain information was no longer applicable.

Amounts recognized on the consolidated balance sheets consist of:
Pension asset	$32,115		$239,128	$—		$—
Account payable and accrued liabilities	(2,886)		(127)	—		—
Pension and postretirement benefits liabilities	(56,366)		(66,020)	(13,737)		(12,106)
Accrued compensation	—		—	(1,452)		(2,000)
Accumulated other comprehensive loss	*		25,169	*		—

Net amount recognized	$(27,137)		$198,150	$(15,189)		$(14,106)

* With the adoption of SFAS No. 158 at May 26, 2007, certain information was no longer applicable.

Amounts recognized in accumulated other comprehensive loss consisted of:
Net actuarial loss	$214,614	$	*	$1,855	$	*
Prior service benefit	(5,568)		*	—		*
Transition obligation	373		*	—		*
Deferred tax assets	(76,517)		*	(669)		*

Net amount recognized	$132,902	$	*	$1,186	$	*

* With the adoption of SFAS No. 158 at May 26, 2007, certain information for 2006 was not previously applicable.

The following table provides information for certain pension plans with an accumulated benefit obligation in excess of plan assets:

(In thousands)	2007	2006
Projected benefit obligation	$120,233	$118,481
Accumulated benefit obligation	117,702	115,492
Fair value of plan assets	60,980	51,567

The following table provides estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2008:

(In thousands)	Pension Benefit	Postretirement Benefit
Net actuarial loss	$20,772	$46
Prior service benefit	(2,267)	—
Transition obligation	42	—

Total	$18,547	$46

Components of net periodic benefit cost for pension and postretirement benefits were as follows:

(In thousands)	2007	2006	2005
Pension benefit:
Service cost	$7,763	$7,050	$6,336
Interest cost	39,159	36,624	38,079
Expected return on plan assets	(49,442)	(49,493)	(49,698)
Amortization of transition asset	171	156	118
Amortization of prior service cost	(2,182)	(2,300)	(2,298)
Curtailment/settlement gain	(1,517)	(2,221)	(193)
Amortization of unrecognized net loss	20,665	21,104	13,542

Net periodic benefit cost	$14,617	$10,920	$5,886

Postretirement benefit:
Service cost	$79	$96	$84
Interest cost	895	856	904

Net periodic benefit cost	$974	$952	$988

Contributions and Estimated Future Benefit Payments

No contribution has been made to the U.S. Cash Balance pension plan in 2007. During 2006, Tektronix made voluntary contributions of $48.4 million to the U.S. Cash Balance pension plan and $6.4 million to the United Kingdom pension plan.

Tektronix does not have significant statutory or contractual funding requirements for the qualified defined benefit plans and postretirement benefit plans. Tektronix may make additional cash contributions to the plans in the future depending on the market performance of the pension plans assets.

The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(In thousands)	Pension Benefit	Postretirement Benefit	Total
Year
2008	$42,474	$1,452	$43,926
2009	42,687	1,413	44,100
2010	43,272	1,377	44,649
2011	43,128	1,353	44,481
2012	44,132	1,329	45,461
2013 - 2017	231,807	6,265	238,072

Total	$447,500	$13,189	$460,689

Investment Policy and Asset Allocation

The investment policy for the U.S. Cash Balance pension plan currently provides for target asset allocations of 74.5% for equity investments and 25.5% for fixed income investments. Allocations may vary by 5% before reallocation of assets becomes necessary. Tektronix’ investment strategy is to maximize shareholder value within the context of providing benefit security for plan participants.

The plan assets of the U.S. Cash Balance pension plan included investments in real estate, absolute return funds, and private equity valued at $119.9 million, whose fair values have been estimated by management based on information supplied to Tektronix by the fund managers or the general partners, in the absence of readily determinable market values that are available on publicly traded securities. The value of plan assets directly affects the funded status of the U.S. Cash Balance pension plan recorded in the financial statements.

The plan asset allocations at May 26, 2007 and May 27, 2006 for the U.S. Cash Balance pension plan, which comprises the majority of Tektronix’ pension plan assets, by asset category were as follows:

	2007	2006
Equity investments	75%	74%
Debt securities	14	17
Real estate	11	8
Other	—	1

	100%	100%

Weighted Average Assumptions Used

Weighted average assumptions used to determine benefit obligations at May 26, 2007 and May 27, 2006 were as follows:

	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Discount rate	5.9%	5.9%	6.0%	6.3%
Rate of compensation increase	3.5%	3.4%	3.6%	3.6%

Weighted average assumptions used to determine net pension and postretirement benefit expense for 2007, 2006, and 2005 were as follows:

	Pension Benefits			Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Discount rate	5.9%	5.3%	6.1%	6.3%	5.5%	6.3%
Rate of compensation increase	3.4%	3.5%	3.6%	3.6%	3.6%	3.6%
Expected long-term return on plan assets	8.5%	8.3%	8.4%	N/A	N/A	N/A

N/A – not applicable

Assumed discount rates are used in measurements of the projected, accumulated and vested benefit obligations and the service and interest cost components of net periodic pension cost. Management makes estimates of discount rates to reflect the rates at which the pension benefits could be effectively settled. In making those estimates, management evaluates rates of return on high-quality fixed-income investments currently available and expected to be available during the period to maturity of the pension benefits.

The expected long-term return on plan assets assumption is based on a comprehensive analysis conducted by Tektronix’ treasury department with detailed input from external actuarial and asset management consultants. The analysis includes a review of the asset allocation strategy, projected future long-term performance of individual asset classes, risks (standard deviations) and correlations for each of the asset classes that comprise the plans’ asset mix. While the analysis gives appropriate consideration to recent asset performance and actual returns in the past, the assumption is primarily an estimated long-term, prospective rate.

Tektronix maintains an insured indemnity health plan for retirees. The assumed health care cost trend rate used to measure the expected cost of benefits under the indemnity and HMO plans for participants under the age of 65 was assumed to increase by 9.0% in 2007. For participants over the age of 65, the assumed health care cost trend rate used to measure the expected cost of benefits under the indemnity and HMO plans was assumed to increase by 9.5% in 2007. Thereafter, the rates of both plans were assumed to gradually decrease until they reach 5.3% for participants under the age of 65 and 5.5% for those over 65 in 2012. A 1% change in these assumptions would not have a material effect on either the postretirement benefit obligation at May 26, 2007 or the benefit expense reported for 2007.

Employee savings plan

Tektronix has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 50% of their eligible pay, subject to certain regulatory limitations. Employee contributions are invested, at the employee’s direction, among a variety of investment alternatives. Tektronix makes a basic contribution of 2% of eligible pay for all participants plus a matching contribution of 100% of the first 4% of elective contributions. Tektronix’ total contributions were approximately $12.7 million in 2007, $11.9 million in 2006, and $10.6 million in 2005.

27.	Supplemental Cash Flow Information

(In thousands)	May 26, 2007	May 27, 2006	May 28, 2005
Supplemental disclosure of cash flows
Income taxes paid, net	$27,151	$8,932	$34,669
Interest paid	449	254	335

Non-cash transactions from Inet acquisition
Common stock issued	$—	$—	$247,543
Stock options assumed	—	—	9,658
Restricted share rights assumed	—	—	321
Unearned stock-based compensation	—	—	(3,403)
Liabilities assumed	—	(2,298)	39,033
Non-cash assets acquired, net of deferred income taxes	—	2,298	(387,101)

Net cash paid for acquisition of Inet	$—	$—	$(93,949)

Other non-cash transactions:
Common stock issued for acquisition	$—	$2,075	$—
Note receivable for sale of property	—	1,250	—

28.	Subsequent Events

Subsequent to the end of 2007, Tektronix issued $345.0 million principal amount of senior convertible notes due on July 15, 2012. See Note 29 “Convertible Notes” below for details.

29.	Convertible Notes

In June 2007, Tektronix issued $345.0 million principal amount of senior convertible notes due on July 15, 2012 (the “Convertible Notes”). The Convertible Notes were issued at par and accrue interest at a rate of 1.625% per annum. Interest will be paid semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2008.

The initial conversion rate for the Convertible Notes is 25.1538 shares of Tektronix common stock per $1,000 principal amount of Convertible Notes, equivalent to a conversion price of approximately $39.76 per share. These conversion rates will be adjusted if Tektronix makes specified types of distributions or enters into certain other transactions with respect to its common stock. The Convertible Notes may only be converted: 1) during any calendar quarter if the closing price of Tektronix common stock exceeds 130% of the conversion price per share during a defined period at the end of the previous calendar quarter, 2) if the trading price of the Convertible Notes falls below a certain threshold over a defined period, 3) if specified corporate transactions, including a change in control, occur or 4) one month prior to the respective maturity date.

Upon conversion, a holder would receive the conversion value equal to the conversion rate multiplied by the volume weighted average price of Tektronix common stock during a specified period relating to the conversion date. The conversion value will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, shares of Tektronix common stock, cash or a combination of common stock and cash, at Tektronix’ option (the “excess conversion value”). In addition, upon a change in control, as defined, the holders may require Tektronix to purchase for cash all or a portion of their notes for 100% of the principal amount of the notes plus accrued and unpaid interest, if any.

In connection with issuance of the Convertible Notes, $110.0 million of Tektronix common stock was repurchased under the Tektronix’ stock repurchase program.

Tektronix evaluated the embedded conversion option in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and concluded that the embedded conversion option contained within the Convertible Notes should not be accounted for separately because the conversion option is indexed to Tektronix common stock and is classified as stockholders’ equity.

Concurrent with the issuance of the Convertible Notes, Tektronix purchased convertible note hedges. The convertible note hedges allow Tektronix to receive shares of Tektronix common stock and/or cash from the counterparties to the transactions equal to the amounts of common stock and/or cash related to the excess conversion value that Tektronix would issue and/or pay to the holders of the Convertible Notes upon conversion. The aggregate cost of these hedge transactions was $74.5 million.

In separate transactions, Tektronix also sold warrants for the purchase of up to 8.7 million shares of Tektronix common stock at a price of $49.26 per share. The warrants are exercisable over a 100-business day period commencing on October 15, 2012. Tektronix received $44.0 million in cash proceeds from the sale of these warrants.

Because Tektronix has the choice of settling the convertible note hedges and warrants in cash or shares of its stock, and these contracts meet all of the applicable criteria for equity classification as outlined in Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the cost of the convertible note hedges and net proceeds from the sale of the warrants are classified in stockholders’ equity. In addition, because both of these contracts are classified in stockholders’ equity and are indexed to Tektronix common stock, they are not accounted for as derivatives under SFAS No. 133.

Quarterly Financial Data (unaudited)

In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

Quarter ended	May 26, 2007	Feb. 24, 2007	Nov. 25, 2006	Aug. 26, 2006
Net sales	$298,514	$265,756	$272,789	$268,113
Gross profit	181,412	157,082	159,296	163,350
Operating income (a)	28,707	20,332	25,011	27,987
Earnings before taxes	31,151	22,543	27,594	31,547
Net earnings from continuing operations	28,039	19,522	19,597	20,113
(Loss) gain from discontinued operations	(95)	3,229	(4)	7
Net earnings	$27,944	$22,751	$19,593	$20,120

Earnings per share:
Continuing operations – basic	$0.36	$0.24	$0.24	$0.25
Continuing operations – diluted	$0.35	$0.24	$0.24	$0.24
Discontinued operations – basic and diluted	$—	$0.04	$—	$—
Net earnings – basic	$0.36	$0.29	$0.24	$0.25
Net earnings – diluted	$0.35	$0.28	$0.24	$0.24

Average shares outstanding:
Basic	77,569	79,795	81,535	82,074
Diluted	79,011	81,301	83,151	83,542

Common stock prices:
High	$30.27	$31.38	$31.78	$32.17
Low	$28.01	$27.63	$27.47	$26.32

Quarter ended	May 27, 2006	Feb. 25, 2006	Nov. 26, 2005	Aug. 27, 2005
Net sales	$289,309	$262,105	$253,396	$235,060
Gross profit	174,158	159,102	152,225	135,957
Operating income (a)	37,851	33,535	29,451	17,866
Earnings before taxes	42,466	35,887	30,200	19,875
Net earnings from continuing operations	31,908	24,938	19,878	14,168
(Loss) gain from discontinued operations	(47)	1,575	17	(82)
Net earnings	$31,861	$26,513	$19,895	$14,086
Earnings per share:
Continuing operations – basic	$0.38	$0.30	$0.24	$0.17
Continuing operations – diluted	$0.37	$0.30	$0.24	$0.17
Discontinued operations – basic and diluted	$—	$0.02	$—	$—
Net earnings – basic	$0.38	$0.32	$0.24	$0.17
Net earnings – diluted	$0.37	$0.32	$0.24	$0.17

Average shares outstanding:
Basic	83,681	82,174	82,833	84,603
Diluted	85,365	83,319	83,584	85,297

Common stock prices:
High	$36.70	$31.41	$26.63	$25.29
Low	$30.26	$25.36	$22.73	$22.56

Tektronix common stock is traded on the New York Stock Exchange. There were 3,703 shareholders of record at July 19, 2007. The market prices quoted above are the daily high and low prices reported by the New York Stock Exchange rounded to full cents per share.

Notes to Quarterly Financial Data (unaudited):

(a) Tektronix incurred business realignment costs (credits) of $2.6 million, ($0.2) million, $0.4 million, and $6.3 million during the first, second, third, and fourth quarters of fiscal year 2007, respectively. Tektronix incurred acquisition related costs and amortization of $1.5 million, $1.4 million, $3.2 million, and $1.8 million during the first, second, third, and fourth quarters of fiscal year 2007, respectively. Tektronix incurred business realignment costs of $2.5 million, $1.9 million, $3.2 million, and $2.3 million during the first, second, third, and fourth quarters of fiscal year 2006, respectively. Tektronix incurred acquisition related costs and amortization of $3.4 million, $2.1 million, $1.4 million, and $1.6 million during the first, second, third, and fourth quarters of fiscal year 2006, respectively.

Tektronix, Inc. and Subsidiaries

Schedule II – Valuation and Qualifying Accounts

For the years ended May 28, 2005, May 27, 2006, and May 26, 2007

(Dollars in Thousands)

Description	Beginning balance	Charged to costs and expenses	Charged to other accounts	Deductions	Ending balance
2005:
Allowance for doubtful accounts	$3,013	$559	$–	$(166)	$3,406
Deferred tax assets valuation allowance	23,183	–	–	(16,664)	6,519

2006:
Allowance for doubtful accounts	$3,406	$(126)	$–	$(201)	$3,079
Deferred tax assets valuation allowance	6,519	–	–	(4,838)	1,681

2007:
Allowance for doubtful accounts	$3,079	$477	$–	$(176)	$3,380
Deferred tax assets valuation allowance	1,681	–	–	(165)	$1,516